Exhibit 99.1

Owens-Illinois, Inc. Reduces 2005 Earnings Outlook Primarily Due to Inflationary Cost Pressures

Toledo, Ohio, September 15, 2005 — Owens-Illinois, Inc., (NYSE: OI) today announced that based on inflationary pressures and isolated operating issues, the Company’s earnings estimate probabilities for 2005 are falling below the lower end of the previously confirmed range ($1.76 - $2.00 per share) of First Call estimates in effect when the Company conducted its second quarter conference call on July 21, 2005. The Company continues to estimate earnings growth in 2005 compared with 2004 and net debt reduction during the year.

For the last several quarters, rising energy, raw material and packing material (corrugated) costs have adversely affected the Company’s earnings compared to prior periods.  However, during the third quarter, energy costs have increased at rates that significantly exceeded the Company’s earlier expectations, resulting in higher manufacturing and distribution costs.

Operationally, temporary capacity reduction initiatives to control inventory in Europe, manufacturing inefficiencies due to two furnace start-ups (following rebuilds) in North America, and higher SG&A costs related to European integration initiatives will also adversely impact earnings results.

The Company believes lower earnings expectations will likely cause the Company’s net debt reduction probabilities for 2005 to fall below the lower end of the previously confirmed range of $150 million to $200 million discussed during the second quarter conference call.  Despite this, the Company remains committed to its long-term debt reduction strategy and continued earnings growth.

The Company will hold its next investor conference call to discuss third quarter results on October 20, 2005. Details about the conference call will be forthcoming.

Forward Looking Statements

This news release contains “forward-looking” statements within the meaning of Section 21E of the Securities Exchange Act of 1934 and Section 27A of the Securities Act of 1933. Forward-looking statements reflect the Company’s current expectations and projections about future events at the time, and thus involve uncertainty and risk. It is possible the Company’s future financial performance may differ from expectations due to a variety of factors including, but not limited to the following:  (1) foreign currency fluctuations relative to the U.S. dollar, (2) changes in capital availability or cost, including interest rate fluctuations, (3) the general political, economic and competitive conditions in markets and countries where the Company has operations, including disruptions in the supply chain, competitive pricing pressures, inflation or deflation, and changes in tax rates and laws, (4) consumer preferences for alternative forms of packaging, (5) fluctuations in raw material and labor costs, (6) availability of raw materials, (7) costs and availability of energy, (8) transportation costs, (9) consolidation among competitors and customers, (10) the ability of the Company to integrate operations of acquired businesses and achieve expected synergies, (11) unanticipated expenditures with respect to environmental, safety and health laws, (12) the performance by customers of their obligations under purchase agreements, and (13) the timing and occurrence of events which are beyond the control of the Company, including events related to asbestos-related claims. It is not possible to foresee or identify all such factors. Any forward-looking statements in this news release are based on certain assumptions and analyses made by the Company in light of its experience and perception of historical trends, current conditions, expected future developments, and other factors it believes are appropriate in the circumstances. Forward-looking statements are not a guarantee of future performance and actual results or developments may differ materially from expectations. While the Company continually reviews trends and uncertainties affecting the Company’s results of operations and financial condition, the Company does not intend to update any particular forward-looking statements contained in this news release.

Company Profile

Millions of times a day, O-I glass containers, healthcare packaging and specialty closure systems deliver many of the world’s best-known consumer products to people all around the world.  With leading positions in Europe, North America, Asia Pacific and South America, O-I provides consumer-preferred products that enable superior taste, purity, visual appeal and value benefits for our customers’ products.  Established in 1903, the company employs nearly 30,000 people and has 100 manufacturing facilities in 23 countries.  In 2004, annual revenues were $6.2 billion.  For more information, visit http://www.o-i.com.

CONTACT:   O-I, 419-247-5000

Copies of O-I news releases are available at the O-I web site at http://www.o-i.com; or at http://www.prnewswire.com.

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